Exhibit 99.1

AGA Medical Reports Strong 2009 Fourth Quarter and Full Year Financial Results

Company Reports Record Net Sales of $54.2 Million, 28% Increase over Q4 2008;
EBITDA of $12.3 Million, 41% Growth over Q4 2008

Conference Call Scheduled for 8 a.m. ET Today

MINNEAPOLIS, Feb. 16, 2010 — AGA Medical Holdings (NASDAQ: AGAM), a leading developer of interventional medical devices for the minimally invasive treatment of structural heart defects and vascular abnormalities, today reported financial results for the fourth quarter and full year ended Dec. 31, 2009.

Financial Results for Fourth Quarter 2009 vs. Fourth Quarter 2008

Net sales for the fourth quarter of 2009 were $54.2 million, a 28% increase over $42.4 million for the fourth quarter of 2008. On a constant currency basis, net sales grew 25% year over year.

John Barr, President and Chief Executive Officer of AGA Medical, commented, “As our first full quarter as a public company, we are pleased to report that the fourth quarter was the strongest sales quarter in AGA’s history.  Clearly, we are seeing the benefit of our investment in our sales channels with balanced growth across all geographies.  In addition, our vascular business grew substantially, led by the European launch of our AMPLATZER Vascular Plug 4, which was a strong contributor to our highly successful quarter.”

Gross margins for the fourth quarter of 2009 were 85.9% compared to 82.3% in the prior year period. The increase in gross margin was due to higher average selling prices which were in part due to the distributor to direct conversions completed last year, as well as continued improvement in manufacturing efficiencies. In the prior year period, gross margins were unfavorably impacted as the company amortized the excess cost of inventory repurchased from distributors in territories that AGA Medical converted to direct distribution in 2008.  Excluding this charge, gross margins would have been 84.5% in the prior quarter.

Total operating expenses for the fourth quarter of 2009 were $42.4 million, compared to $31.1 million in the fourth quarter of 2008. The expense increase was due to higher selling, general and administrative expenses of $8.8 million related primarily to the conversion of distributors that was largely completed in January 2009. In addition, expenses included investments made to expand the company’s U.S. sales force and some incremental investment in corporate infrastructure.  Legal fees associated with ongoing patent litigation were approximately $2.0 million in the quarter.  In addition, R&D spending increased by approximately $1.3 million due to a continued investment in the company’s R&D pipeline, which includes its clinical trials.

AGA Medical Corporation

888.546.4407 Toll Free

763.513.9227 Phone

763.513.9226 Fax

5050 Nathan Lane North • Plymouth, Minnesota 55442 USA	www.amplatzer.com

“We believe the investments we have made in building our sales infrastructure in both Europe and the United States are essentially complete. With legal expenses expected to decline as our patent litigation cases conclude, we should begin to see operating leverage in our business going forward,” commented Barr.

EBITDA (net income/(loss) before interest income, interest expense, provision/(benefit) for income tax, depreciation and amortization) was $12.3 million in the fourth quarter 2009 versus $8.7 million in the prior year period. EBITDA margin was 22.7% for the fourth quarter 2009, compared to 20.6% for the fourth quarter 2008.

In the fourth quarter of 2009, the company reported a charge of $2.7 million to interest expense for the write-off of the unaccreted discount associated with the $50 million subordinated debt that was paid off in October with the proceeds from the company’s initial public offering.  In addition, the company recorded other income of $1.9 million associated with a payment received as restitution for damages suffered by the company in the shareholder dispute that was settled in 2005.

The company reported net income/(loss) applicable to common stockholders of ($0.3) million, or ($0.01) per fully diluted and basic share, for the quarter ended Dec. 31, 2009, compared to ($3.3) million, or ($0.15) per fully diluted and basic share, for the prior year period. The net income/(loss) includes the dividends for Series A and Series B preferred and Class A common stock accrued in the period. The accrued dividends on these securities and the securities associated with these dividends were converted into common stock in connection with the company’s IPO in the fourth quarter 2009.

Non-GAAP adjusted net income applicable to common stockholders for the quarter ended Dec. 31, 2009 was $7.3 million versus $7.4 million in the prior period and non-GAAP adjusted net income per fully diluted share was $0.17 for the quarter ended Dec. 31, 2009 versus $0.35 for the prior year period. The decrease in non-GAAP net income per fully diluted share was primarily due to the significant increase in the weighted average common shares outstanding as a result of the company’s IPO in the fourth quarter.

Cash and cash equivalents were $24.5 million as of Dec. 31, 2009, representing a $10.6 million increase from cash and cash equivalents of $13.9 million as of September 30, 2009.

Financial Results for the Full Year Ended December 2009 vs. December 2008

For the year ended Dec. 31, 2009, the company reported net sales of $198.7 million versus $166.9 million for the prior year period, a 19% increase. On a constant currency basis, net sales increased 21% year over year.

For 2009, gross margins were essentially unchanged at 84.3%, versus 84.0% in 2008.  Excluding the cost of repurchased inventory from former distributors, whose distribution rights were acquired in 2009 and 2008, gross margins for the years ended Dec. 31, 2009 and 2008 would have been 86.2% and 85.1%, respectively.

Total operating expenses for the full year ended Dec. 31, 2009, were $153.1 million compared to $114.0 million in 2008. The expense increase over the prior year was primarily attributable to increased selling, general and administrative spending of approximately $26.6 million and higher legal fees of $6.6 million largely for patent litigation expenses. The higher selling, general and administrative expense represents strategic investments in the infrastructure to support the conversion of six distributors to direct, primarily in Europe, and the continued expansion of its U.S. sales force. R&D spending of $35.2 million increased $2.4 million, reflecting the company’s continued investment in its pipeline, including clinical trials.  Amortization totaled $20.1 million, a $4.6 million increase, related primarily to intangible assets purchased as part of the company’s distributor to direct strategy of expanding the company’s sales force in several European countries. The company also incurred a one-time charge of $2.3 million in 2009 due to the write-off of an investment in an early-stage medical device company made in 2006.

EBITDA was $40.5 million, or 20.4% of net sales, for the full year ended Dec. 31, 2009 versus $45.2 million, or 27.1% of net sales, in the prior year period.

John Barr commented, “Our strong 2009 results were aided by successful new product launches and market share gains.  We are also beginning to see the benefit of our investments in establishing a direct sales force in Europe, strengthening our direct sales force in the United States, and focusing more efforts on our vascular business. We continue to focus on EBITDA as a key metric of the profitability of our underlying business and are extremely proud of our 2009 EBITDA results.”

The company reported net income/(loss) applicable to common stockholders of ($15.4) million, or ($0.57) per fully diluted and basic share, for the year ended Dec. 31, 2009, compared to ($8.0) million, or ($0.37) per fully diluted and basic share, for 2008. The net income/(loss) includes the dividends for Series A and Series B preferred and Class A common stock accrued in the period. The accrued dividends on these securities and the securities associated with these dividends were converted into common stock in connection with the company’s IPO.

Non-GAAP adjusted net income applicable to common stockholders for the year ended Dec. 31, 2009 was $27.6 million versus $29.4 million in the prior period and non-GAAP adjusted net income applicable to common stockholders per fully diluted share was $1.02 for the quarter ended Dec. 31, 2009 versus $1.37 for the prior year period.  The decrease in non-GAAP adjusted net income per share was primarily due to a significant increase in the weighted average common shares outstanding as a result of the company’s IPO.

Guidance for Fiscal 2010

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. For a more detailed discussion of forward-looking statements, please see additional information below.

The company expects 2010 net sales to be in the range of $221 million to $226 million, representing 11% to 14% growth.

The company’s gross margins are expected to be approximately 85% and EBITDA is forecasted to be in the range of $56 million to $59 million.  We expect this growth in EBITDA to result primarily from the company’s anticipated ability to leverage previous investments in its sales, marketing and corporate infrastructure, as well as its expectation of declining legal expenses.

Non-GAAP as adjusted net income per diluted share, which excludes amortization expenses, is expected to be in the range of $0.49 to $0.54, assuming approximately 51 million fully diluted shares outstanding.

Conference Call Today at 8 a.m. Eastern

AGA Medical will host a live webcast of its fourth quarter and full year conference call today at 8 a.m. ET (7 a.m. CT). To access the live webcast, go to the investor information section of the company’s Web site, www.amplatzer.com, and click on the webcast icon. A webcast replay will be available beginning at approximately 10:00 a.m. ET today.

To participate in the conference call, dial (888) 713-4211 and enter 68231599. Please dial in at least 10 minutes prior to the call.

If you do not have access to the Internet and want to listen to an audio replay of the conference call, please dial (888) 286-8010 and enter access number 55139073. The audio replay will be available beginning at approximately 10:00 a.m. ET today through Tuesday, March 2, 2010.

Statement regarding Non-GAAP Financial Measures

The following provides information regarding non-GAAP financial measures used in this earnings release:

To supplement the company’s consolidated statement of operations presented in accordance with accounting principles generally accepted in the United States, or GAAP, the company has disclosed EBITDA, EBITDA margin, non-GAAP adjusted net income and non-GAAP adjusted earnings per share, which are non-GAAP measures. EBITDA represents net income (loss) before interest income, interest expense, provision (benefit) for income tax, and depreciation and amortization.  EBITDA margin represents EBITDA divided by total net sales. The company presents EBITDA and EBITDA margin because it believes these measures are useful indicators of its operating performance. Non-GAAP adjusted net income and adjusted earnings per share reflects certain non-cash and non-recurring items that are itemized in the “Reconciliation of Reported Results to Non-GAAP Financial Measures”. While the company believes that these financial measures are useful in evaluating the company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as similarly entitled measures reported by other companies.  See “Consolidated Statements of Operations” for the quarter and full year ended Dec. 31, 2009 and 2008 included with this release for a reconciliation of EBITDA to net income and for a presentation of net income to non-GAAP adjusted net income and non-GAAP adjusted net income per diluted share.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand the company’s operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The company uses results on a constant currency basis as one measure to evaluate its performance. In this release, the company calculates constant currency by calculating current-year results using prior year foreign currency exchange rates. The company generally refers to such amounts calculated on a constant currency basis as excluding or adjusting for the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.  Results on a constant currency basis, as present by the company, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

About AGA Medical

AGA Medical, based in Plymouth, Minnesota, is a leading innovator and manufacturer of medical devices for the treatment of structural heart defects and vascular abnormalities.  AGA Medical’s AMPLATZER occlusion devices offer minimally invasive, transcatheter treatments that have been clinically shown to be safe and highly effective in defect closure.  AGA Medical is the only manufacturer with occlusion devices approved to close seven different structural heart defects, with leading market positions for each of its devices. More than 1,500 articles supporting the benefits of AMPLATZER products have been published in medical literature. AGA Medical markets its AMPLATZER products in 112 countries worldwide to interventional cardiologists, electrophysiologists, interventional radiologists and vascular surgeons.  More information about the company and its products can be found at http://www.amplatzer.com.

Forward-Looking Statements

This news release and any attachments may include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, in particular, earnings guidance, statements regarding the company’s beliefs with respect to its investments in sales infrastructure, expectations with respect to legal expenses, and any statements about the company’s plans, strategies and prospects.  These statements are based on the beliefs of our management as well as assumptions made by, and information currently available to, the company. These statements reflect the company’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These factors include, among other things: failure to implement the company’s business strategy; failure to capitalize on the company’s expected market opportunities; lack of regulatory approval and market acceptance of the Company’s new products, product enhancements or new applications for existing products; regulatory developments in key markets for the company’s AMPLATZER occlusion devices; failure to complete the company’s clinical trials or failure to achieve the desired results in our clinical trials; inability to successfully commercialize the company’s existing and future research and development programs; failure to protect the company’s intellectual property; intellectual property claims exposure, related litigation expense, and any resultant damages, awarded royalties or other remedies, in particular resulting from our Medtronic and Occlutech litigations; competition; decreased demand for the company’s products; product liability claims exposure; failure to otherwise comply with laws and regulations; changes in general economic and business conditions; changes in currency exchange rates and interest rates; and other risks and uncertainties, including those detailed in the company’s Registration Statement on Form S-1 relating to its initial public offering, as well as from time to time in the company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the company’s Web site at www.amplatzer.com).

For more information, visit www.amplatzer.com.

Contact:

Rachel Ellingson

Sr. Director, Business Development and Investor Relations, AGA Medical

763.531.3018

rellingson@amplatzer.com

Nick Banovetz

Padilla Speer Beardsley

612.455.1705

nbanovetz@psbpr.com

AGA Medical Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December	December	December	December
	2009	2008	2009	2008

Net sales	$54,170	$42,413	$198,710	$166,896
Cost of goods sold	7,637	7,516	31,240	26,635
Gross profit	46,533	34,897	167,470	140,261

Operating expenses:
Selling, general, and administrative	27,010	18,208	98,908	65,669
Research and development	10,293	8,988	35,197	32,760
Amortization of intangible assets	5,143	3,872	20,115	15,540
Change in purchase consideration	(98)	—	(1,149)	—
Loss(Gain) on disposal of property and equipment	86	(2)	63	68
Total operating expenses	42,434	31,066	153,134	114,037
Operating income	4,099	3,831	14,336	26,224

Investment loss	—	(294)	(2,352)	(1,202)
Interest income	11	53	92	230
Interest expense	(5,077)	(3,886)	(17,219)	(16,492)
Other income, net	1,626	445	3,220	722
Income (loss) before income taxes	659	149	(1,923)	9,482

Income tax (benefit) expense	(255)	(719)	(828)	386

Net income (loss)	$914	$868	$(1,095)	$9,096

Less Series A and B preferred stock and Class A common stock dividends	(1,242)	(4,190)	(14,282)	(17,067)

Net loss applicable to common stockholders	$(328)	$(3,322)	$(15,377)	$(7,971)

Net loss per common share-basic	$(0.01)	$(0.15)	$(0.57)	$(0.37)

Net loss per common share-diluted	$(0.01)	$(0.15)	$(0.57)	$(0.37)

Weighted average common shares-basic	43,647	21,483	27,069	21,483

Weighted average common shares- diluted	43,647	21,483	27,069	21,483

Operating Statistics:
EBITDA	$12,303	$8,748	$40,467	$45,173

EBITDA Margin	22.7%	20.6%	20.4%	27.1%

The following is a reconciliation of EBITDA to net income for the periods presented (in thousands):

	Three Months Ended		Twelve Months Ended
	December	December	December	December
	2009	2008	2009	2008

Net Income (loss)	$914	$868	$(1,095)	$9,096

Interest Income	(11)	(53)	(92)	(230)
Interest Expense	5,077	3,886	17,219	16,492
Depreciation/Amortization	6,578	4,766	25,263	19,429
Income Taxes	(255)	(719)	(828)	386

EBITDA	$12,303	$8,748	$40,467	$45,173

(continued)

AGA Medical Holdings, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$24,470	$22,867
Accounts receivable, less allowance for doubtful accounts of $481 and $933 at December 31, 2009 and 2008, respectively	48,730	26,851
Inventory	12,408	10,680
Prepaid expenses	1,408	1,019
Income tax receivable	2,762	—
Other tax receivable	799	0
Deferred tax assets, net	8,339	8,282
Total current assets	98,916	69,699
Property and equipment, net	38,669	35,103
Goodwill	85,381	63,009
Intangible assets, net	111,655	95,128
Other assets, net	3,683	7,735
Deferred financing costs, net	2,276	1,654
Total assets	$340,580	$272,328

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Reserve for customer returns	$9,335	$8,025
Trade accounts payable	8,643	9,693
Accrued royalties	2,299	1,933
Accrued interest	1,462	3,132
Accrued wages	10,549	7,373
Short-term obligations to former distributors, less discount	7,880	1,500
Accrued expenses	5,391	6,642
Income taxes payable	2,913	855
Total current liabilities	48,472	39,153
Long-term debt, less current portion	196,963	206,883
Senior subordinated note payable, less discount of $1,383 and $3,441 at December 31, 2009 and 2008, respectively	13,617	46,559
Long-term obligations to former distributors, less discount	9,382	—
Deferred tax liabilities	32,984	28,432
Accrued income taxes	2,705	3,188
Series A preferred stock, $0.001 par value:
Authorized shares—149
Issued and outstanding shares—none at December 31, 2009 and 129 at December 31, 2008	—	166,044
Series B preferred stock, $0.001 par value:
Authorized shares—2
Issued and outstanding shares—none at December 31, 2009 and 129 at December 31, 2008	—	—
Class A common stock, $0.01 par value:
Authorized shares—20,000
Issued and outstanding shares—none at December 31, 2009 and 6,600 at December 31, 2008	—	8,527
Stockholders’ (deficit) equity:
Common stock, $0.01 par value:
Authorized shares—400,000
Issued and outstanding shares—50,094 at December 31, 2009 and 20,559 at December 31, 2008	501	206
Class B common stock, $0.01 par value:
Authorized shares—20,000
Issued and outstanding shares—none at December 31, 2009 and December 31, 2008	—	—
Additional paid-in capital	273,309	—
Excess purchase price over Predecessor basis	(63,500)	(63,500)
Accumulated other comprehensive income	(489)	(1,646)
Accumulated deficit	(173,364)	(161,518)
Total stockholders’ (deficit) equity	36,457	(226,458)
Total liabilities and stockholders’ (deficit) equity	$340,580	$272,328

AGA Medical Holdings, Inc.

Consolidated Sales Analysis

(dollars in thousands - unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

Geographic
US	$18,097	$17,300	$74,115	$68,048
International
Europe	25,555	15,287	87,140	64,028
Other	10,518	9,826	37,455	34,820
Total Net Sales	$54,170	$42,413	$198,710	$166,896

Product Line
Atrial Septal Occluder	$27,632	$24,356	$107,271	$97,504
Patent Foraman Ovale	8,749	5,154	30,446	20,139
Vascular Plugs	4,487	2,654	14,647	10,033
Accessories	6,488	4,792	23,339	19,023
Other Product Sales	6,587	5,368	22,646	19,945
Non-Product Revenue	227	89	361	252
Total Net Sales	$54,170	$42,413	$198,710	$166,896

AGA Medical Holdings, Inc.

Reconciliation of Net Sales to Net Sales Excluding the Impact of Foreign Currency

(dollars in thousands - unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Net sales, as reported	$54,170	$42,413	$198,710	$166,896
Currency impact as compared to prior period	(1,215)	—	3,165	—
Net sales, excluding the impact of foreign currency	$52,955	$42,413	$201,875	$166,896

(continued)

AGA Medical Holdings, Inc.

Reconciliation of As Reported Results to Non-GAAP Financial Measures

(dollars in thousands - unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

Operating Income (loss)

Operating Income (loss), as reported	$4,099	$3,831	$14,336	$26,224

Reconciliation items impacting Operating Income
Stock based compensation	1,256	670	3,794	2,635
Distributor inventory conversion costs	—	951	3,744	1,848
Litigation/Non-recurring legal costs	2,812	4,160	13,326	9,329
Change in purchase consideration	(98)	—	(1,149)	—
Total	3,970	5,781	19,715	13,812

Operating income, as adjusted	$8,069	$9,612	$34,051	$40,036

Operating income, as adjusted, as a % of net sales	14.9%	22.7%	17.1%	24.0%

(continued)

AGA Medical Holdings, Inc.

Reconciliation of Reported Results to Non-GAAP Financial Measures

(dollars in thousands - unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Net Income (loss)

Net Income (loss), as reported	$914	$868	$(1,095)	$9,096
Pre-tax impact of reconciling items:
Amortization	5,143	3,872	20,115	15,540
Stock based compensation	1,256	670	3,794	2,635
Distributor inventory conversion costs	—	951	3,744	1,848
Litigation/Non-recurring legal costs	2,812	4,160	13,326	9,329
Change in purchase consideration	(98)	—	(1,149)	—
Investment loss/write-off of early stage investment	—	294	2,352	1,202
Restitution payment	(1,914)	—	(1,914)	—
Write-off of discount on sub-debt	2,676	—	2,676	—
Total	9,875	9,947	42,944	30,554

Total tax effect on non-GAAP adjustments	(3,456)	(3,379)	(14,207)	(10,273)

Net income, as adjusted	$7,333	$7,436	$27,642	$29,377

Net income, as adjusted, per diluted share	$0.17	$0.35	$1.02	$1.37

Weighted average common shares- diluted	43,647	21,483	27,069	21,483

Notes:

The total tax effect on non-GAAP adjustments was calculated using a 35% tax rate for all items excluding the investment loss/write-off of the early stage investment which was not taxable.

Weighted average common shares on a fully diluted basis were not recalculated to reflect what they would have been had the company been in a net income position.